Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Catalyst Biosciences, Inc. on Form S-3 and prospectus supplement to be filed on or about March 16, 2016 of our report dated March 9, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015.

We also consent to the references to our firm under the caption “Experts” in the Registration Statement on Form S-3 and prospectus supplement.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 16, 2016